VALHI REPORTS FIRST QUARTER 2012 RESULTS

DALLAS, TEXAS . . May 8, 2012.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $88.9 million, or $.78 per diluted share, in the first quarter of 2012 compared to $38.0 million, or $.33 per diluted share, in the first quarter of 2011.  The Company reported improved net income attributable to Valhi stockholders primarily due to stronger operating results in the Chemicals Segment.

The Chemicals Segment’s net sales of $561.3 million in the first quarter of 2012 were $140.9 million, or 34% higher than in the first quarter of 2011 primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by the negative impact of fluctuations in currency exchange rates which decreased net sales by approximately $9 million.  The Chemicals Segment’s average TiO2 selling prices were 34% higher in the first quarter of 2012 as compared to the first quarter of 2011, and average selling prices at the end of the first quarter of 2012 were comparable to the end of 2011.  TiO2 sales volumes for the first quarter of 2012 increased 5% as compared to the first quarter of 2011 due to increased customer demand, primarily in the North American and export markets.  The Chemicals Segment’s sales volumes in the first quarter of 2012 set a new record for a first quarter.  The table at the end of this press release summarizes how each of these items impacted the overall increase in sales.

The Chemicals Segment’s operating income for the first quarter of 2012 was $211.3 million as compared with operating income of $103.5 million in the first quarter of 2011.  Operating income in the first quarter of 2012 increased primarily due to higher TiO2 selling prices, higher sales volumes and higher production volumes.  These increases were partially offset by higher raw material costs and the unfavorable effects of fluctuations in currency exchange rates which decreased operating income by approximately $3 million.  The Chemicals Segment’s TiO2 production volumes were 5% higher in the first quarter of 2012 as compared to the first quarter of 2011, with operating rates at near full practical capacity throughout the first quarter of 2012.  The Chemicals Segment’s production volumes in the first quarter of 2012 set a new record for a first quarter.

The Component Products Segment’s net sales increased by $.7 million in the first quarter of 2012 compared to the first quarter of 2011 due to an increase in order rates from customers across all business units resulting from improving economic conditions in North America.  In addition, net sales were positively impacted by $1.1 million in sales relating to the July 2011 acquisition of an ergonomics component products business.  The Component Products Segment’s operating income was $2.9 million in the first quarter of 2012 compared to $8.8 million in the same period of 2011.   The Component Products Segment’s operating income in 2011 was favorably impacted by a $7.5 million patent litigation settlement gain in the first quarter ($2.4 million, or $.02 per diluted share, net of tax and noncontrolling interest) partially offset by $1.0 million in facility consolidation expenses incurred during the quarter.

The Waste Management Segment’s sales increased in the first quarter of 2012 as it accepted limited shipments for storage until it could be disposed of once the new facilities are fully operational.  The low-level and mixed low-level (“LLRW”) disposal license authorizing both Compact and Federal Waste disposal activities was signed in September 2009.   Construction of the Compact and Federal LLRW disposal facilities began in January 2011.  Construction of the Compact LLRW site was substantially complete in November 2011, and the Federal LLRW site was substantially complete in February 2012.  The Compact LLRW site was fully certified and operational in April 2012, and we expect the Federal LLRW site to be fully certified and operational later in 2012.

 Insurance recoveries relate to amounts NL received from certain of its former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL. Such insurance recoveries aggregated $.01 per diluted share (net of income taxes and noncontrolling interest) in the first quarter of 2012.  General corporate expenses were 209% higher in the first quarter of 2012 as compared to 2011 primarily due to higher environmental remediation and related expense in 2012.

As previously reported, in March 2011 the Chemicals Segment completed the redemption of €80 million principal amount of its 6½% Senior Secured Notes due in April 2013 at the redemption price of 102.167% of the principal amount. The Company’s results in the first quarter of 2011 include an aggregate $3.3 million charge ($1.7 million, or $.01 per diluted share, net of tax and noncontrolling interest) consisting of the call premium and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed Senior Notes.  Interest expense decreased to $13.5 million in the first quarter of 2012 from $17.2 million in the first quarter of 2011 primarily due to the net effects of the March 2011 prepayment and open market purchases of a portion of the Senior Notes made in the third and fourth quarters of 2011.

The Company’s effective income tax rate varies from the U.S. statutory federal income tax rate in the first quarters of 2012 and 2011.  The increase in our income tax provision in 2012 is primarily due to improved operating income.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality of license conditions of WCS’s LLRW disposal license including its financial assurance provisions); and

•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended
	March 31,
	2011	2012
	(unaudited)

Net sales
Chemicals	$ 420.4	$ 561.3
Component products	34.8	35.5
Waste management	.5	1.1

Total net sales	$ 455.7	$ 597.9

Operating income (loss)
Chemicals	$ 103.5	$ 211.3
Component products	8.8	2.9
Waste management	(9.0)	(9.6)

Total operating income	103.3	204.6

Equity in earnings of investee	(.1)	.1

General corporate items, net:
Securities earnings	7.4	7.1
Insurance recoveries	.4	1.1
General expenses, net	(6.6)	(20.3)
Loss on the prepayment of debt	(3.3)	-
Interest expense	(17.2)	(13.5)

Income before income taxes	83.9	179.1

Provision for income taxes	30.7	59.6

Net income	53.2	119.5

Noncontrolling interest in net income
of subsidiaries	15.2	30.6

Net income attributable to Valhi
stockholders	$ 38.0	$ 88.9

Basic and diluted earnings attributable to
Valhi stockholders per share	$ .33	$ .78

Basic and diluted weighted average shares
outstanding	114.2	114.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2012 vs. 2011
(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	34%
TiO2 sales volumes	5%
TiO2 product mix	(3)%
Changes in currency exchange rates	(2)%

Total	34%